BONTAN CORPORATION INC.

47 Avenue Road, Suite 200

Toronto, Ontario, Canada M5R 2G3

T:  416-929-1806

F:  416-361-6228

W:  www.bontancorporation.com

August 10, 2005

Jill S. Davis

Branch Chief

US Securities and Exchange Commission

100 F Street, NE, Washington, D.C 20549-7410, USA

By fax sent to Jennifer Goeken – Division of Corporate Finance

Dear Jill S. Davis:

RE:  BONTAN CORPORATION INC. – Form 20-F for fiscal year ended March 31, 2004 filed on August 30, 2004 (file no. 030314)

In connection with your review of our above statements, we acknowledge as follows:

1.  The Company is responsible for the adequacy and accuracy of the disclosure in the filing.

2.  Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing:  and

3.  The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/Kam Shah

Chief Executive Officer